Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation
    Subject to Rule 10f-3 Under the Investment Company Act of 1940


     10f-3 TRANSACTIONS FOR THE PERIOD ENDING FEBRUARY 28, 1997

               ALLIANCE ALL MARKET ADVANTAGE FUND, INC.


                                                               Shares
                                                     Price    Purchased
                   Date       Shares    % of Fund     per        by
Security        Purchased   Purchased   Assets(1)    Share   Fund Group

Coldwater
  Creek          01/28/97       1,000        0.0%   15.000        3,300
Circuit City
  (Car Max
  Group)         02/04/97      33,500        0.9%   20.000      238,900
Yurie
  Systems Inc.   02/05/97       4,500        0.1%   12.000       14,900
Siligan
  Holdings       02/13/97       9,800        0.3%   20.000      142,000


             % of Issue
   Total      Purchased                             Shares
  Shares          By                                 Held
  Issued      Group (2)   Broker(s)                02/28/97


 2,500,000        0.13%   Montgomery                      0


21,860,000        1.09%   Morgan Stanley                  0

 4,000,000        0.37%   Alex Brown                      0

 4,500,000        3.16%   Goldman Sachs & Co.             0


1.  Purchase may not exceed 3% of Fund's Total Assets.

2. Purchases by all Alliance funds may not exceed the greater of (i) 4% of the principal amount of the offering or (ii) $500,000 in principal amount, but in no event may exceed 10% of the principal amount of the offering.